UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 23, 2016

Monogram Residential Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36750	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5800 Granite Parkway, Suite 1000
Plano, Texas
75024
(Address of principal executive offices)
(Zip Code)

(469) 250-5500
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01   Regulation FD Disclosure

Monogram Residential Trust, Inc. (the “Company”) is providing an update on Behringer Harvard and certain of its affiliates (collectively, “Behringer”) given recent communications from Behringer to the Company’s full board of directors (the “Board).  Behringer is the holder of the Company’s Series A Preferred Stock and the former external advisor of the Company.  Robert S. Aisner, a member of the Board, is the Chief Executive Officer and an owner of Behringer.

In December 2015, the Board formed an executive committee of the Board (the “Executive Committee”) to address conflicts of interest between directors that serve as executives and owners of Behringer Harvard (including Mr. Aisner) and the rest of the Company’s directors.  All directors present supported the formation of the Executive Committee except for Mr. Aisner.

On November 10, 2015, Behringer filed a complaint against the Company in the District Court of Dallas County, Texas.  The Behringer complaint alleges the Company breached certain terms of the various agreements which were entered into between Behringer and the Company in connection with its internalization of management of the Company (the “Self-Management Agreements”).  The Behringer complaint sets forth claims for damages to recover approximately $2.3 million in debt financing fees purportedly owed to Behringer relating to the Company’s $200 million credit facility as well as certain property-level debt financing arrangements. On January 13, 2016, the Company filed an answer and counterclaim to the Behringer lawsuit.  The Company’s counterclaim seeks approximately $1.5 million in refunds of development fees pursuant to the terms of the Self-Management Agreements previously paid by the Company to Behringer in connection with the Shady Grove development, given the Company abandoned and sold the development.

On December 28, 2015, Murray McCabe, a Behringer designee on the Board, resigned as a member of the Board as a result of the litigation.

Prior to the filing of the Behringer complaint against the Company, Michael D. Cohen, Behringer’s President and a family representative of the controlling owner of Behringer, as well as Behringer’s recent designee director on the Board following Mr. McCabe’s resignation, stated to the Company that Behringer’s primary purpose in pursuing the litigation instead of settling the fee dispute was to pressure the Company into purchasing the Series A Preferred Stock held by Behringer, which (as described below) currently has minimal economic value. Mr. Cohen indicated that Behringer was unwilling to settle the fee dispute unless the Company agreed to pay a specific amount to Behringer in redemption of the Series A Preferred Stock.  Otherwise, Mr. Cohen stated to the Company, Behringer would vigorously pursue its claims against the Company in an attempt to also obtain a payment for the redemption of the Series A Preferred Stock.  Furthermore, Mr. Cohen informed the Company that Behringer is interested in obtaining value for the Series A Preferred Stock in the short term because Behringer has used the security as collateral for certain Behringer obligations.

At the time of the listing and throughout the existence of the Company as a publicly-traded REIT, the Series A Preferred Stock has effectively acted as an option issued in connection with the Self-Management Agreements to provide economic value to Behringer but only if the price per share of the Company’s common stock reaches a certain level (which accretes over time) within a specified period of time.  It is, therefore, a short-term, finite-life security.  Currently, the Series A Preferred Stock has only minimal option value given the current publicly traded value of the Company’s shares of common stock.  Behringer has the option to convert the Series A Preferred Stock into shares of the Company’s common stock until December 31, 2016, after which the Series A Preferred Stock will automatically convert subject to a measurement period and will be automatically cancelled by operation of its terms in 2017.  Accordingly, the Series A Preferred Stock expires by operation of its terms in 2017 and will not result in any value to Behringer except as noted below.

Set forth below are additional details regarding the Series A Preferred Stock:

The Series A Preferred Stock held by Behringer became convertible into shares of common stock of the Company in connection with the listing of the Company’s shares of common stock on the New York Stock Exchange.  At the time of the listing, members of the Company’s senior management, including Mark Alfieri, the Company’s Chief Executive Officer and a member of the Company’s Board, also had an economic interest in the Series A Preferred Stock.  However, Mr. Alfieri and all other members of senior management who had an interest in the Series A Preferred Stock agreed prior to the time of the listing to assign to the Company the after tax proceeds received from their interest in the security to demonstrate that their interests were aligned with the long-term interests of the holders of the Company’s shares of common stock.

Under the specific terms of the Series A Preferred Stock, which are set forth in the Company’s charter, Behringer generally will only receive shares of common stock (and therefore economic value for the originally issued Series A Preferred Stock) if:

1.              the average daily closing price of the Company’s common stock during a 30 day measurement period (such measurement period determined in accordance with the Company’s charter); or

2.              in the case of a sale of the Company, the sale consideration per share,

exceeds the price of the Company’s common stock determined by a formula set forth in the terms of the Series A Preferred Stock (which as of December 31, 2015 the Company estimates to be approximately $11.32 per share, accreting thereafter).

If the foregoing valuation thresholds are not met, however, prior to a date in 2017, the Series A Preferred Stock would expire by operation of its terms, no longer have any option value, and would no longer have the potential of diluting the holders of the Company’s shares of common stock upon conversion.

In light of current market conditions for publicly-traded REITs and the Company’s historic trading price since its listing, it is unlikely there would be any economic benefit to Behringer in electing to convert its Series A Preferred Stock prior to expiration or in waiting until the mandatory conversion upon the expiration, unless a significant increase in the trading price occurs.  Accordingly, Behringer is incentivized to seek a sale of the Company in the short-term (i.e. before the mandatory conversion of the security) at a price sufficiently high to satisfy Behringer’s short-term obligations.

The Board believes that Behringer’s litigation against the Company, as well as the terms of the Series A Preferred Stock which primarily encourages the attainment of short-term value are misaligned with the long-term value creation of the Company, creates conflicts of interests between the Behringer affiliated directors and the holders of the Company’s shares of common stock.  In the judgment of the Board, these conflicts of interest and the actions of the Behringer directors warranted the formation of the Executive Committee.  The Executive Committee is comprised of all directors other than the two directors affiliated with Behringer.  The Board delegated to the Executive Committee all of the powers and authority of the Board in the management of the business and affairs of the Company under all applicable laws, resolutions, policies, and procedures (including, without limitation, the power and authority to focus on the core responsibilities of the Board set forth in the Company’s Second Amended and Restated Corporate Governance Guidelines).  However, it is important to note that the Executive Committee was not delegated any power or authority to take any action which by law, or by the Company’s charter or bylaws may not be delegated to a committee of the Board, including a sale of the Company.  The Board continues to have regularly scheduled meetings with all the directors, including the Behringer affiliated directors.  In addition, and consistent with addressing the conflicts of interest presented by the litigation and the short-term nature of the Series A Preferred Stock, the Company continues to make information available to all of its directors, including the Behringer affiliated directors.

The Board believes that the formation of the Executive Committee underscores its commitment to maintaining appropriate corporate governance to ensure and further the best interests of all the Company’s stockholders.  The Company remains open to all options to enhance stockholder value.  The Company is executing its business plan to enhance stockholder value through a disciplined approach to capital allocation and a strategy focused on strong operations and stabilizing development properties.  In addition, the Company intends to consider selective asset dispositions in a manner intended to maximize value for all stockholders.

In addition, the Company notes that, on March 11, 2016, it received a letter from counsel to the Behringer affiliated directors, Mr. Aisner and Mr. Cohen, which challenges the formation of the Executive Committee as a violation of Maryland law and the Company’s charter and bylaws.  A copy of this letter is attached to this Form 8-K as Exhibit 99.1.  The Company strongly disagrees with these assertions and notes that neither Mr. Aisner nor Mr. Cohen speak for a majority of the Board or the members of the Executive Committee.  The Executive Committee intends to continue to discharge its duties to the Company.

On March 23, 2016, the Company issued a press release concerning the formation of the Executive Committee. The full text of the press release is furnished as Exhibit 99.2 hereto.  Additionally, the Company has posted a copy of the press release on its website at www.monogramres.com.

The information in this Item 7.01, including Exhibits 99.1 and Exhibit 99.2, are being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall the information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Letter, dated March 11, 2016, from Jenner & Block on behalf of Messrs. Robert S. Aisner and Michael D. Cohen

99.2	Press Release, dated March 23, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONOGRAM RESIDENTIAL TRUST, INC.

Date: March 23, 2016	by:	/s/ Daniel J. Rosenberg
Daniel J. Rosenberg
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

(d) Exhibits:

Exhibit No.	Description
99.1	Letter, dated March 11, 2016, from Jenner & Block on behalf of Messrs. Robert S. Aisner and Michael D. Cohen

99.2	Press Release, dated March 23, 2016